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                                                                    EXHIBIT 12.1

                    SYNTROLEUM CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

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
                                              MARCH 31,
                                                2001          2000            1999            1998           1997           1996
                                             ----------       ----            ----            ----           ----           ----
Earnings (losses):
Income (loss) before minority interest,
 income taxes & extraordinary items           $(5,936)      $(22,746)       $(17,187)       $(11,742)       $(9,615)       $(1,937)

Less:
Undistributed equity in earnings of
 subsidiaries                                     (46)           (82)           (167)            (15)             -              -

Add:
Distributed earnings of less that fifty
 percent owned subsidiary                           -            250               -               -              -              -
Fixed charges, less capitalized interest          173            681             687             288            155              -
                                              -------       --------        --------        --------        -------        -------
    EARNINGS (LOSSES) AS ADJUSTED             $(5,809)      $(21,897)       $(16,667)       $(11,469)       $(9,460)       $(1,937)
                                              =======       ========        ========        ========        =======        =======
Fixed Charges:

Interest costs, including capitalized
 interest                                     $    35       $     21        $      -        $      -        $     -        $     -
Interest component of rental expense               88            341             387             155            155              -
Subsidiary interest expense                        85            340             300             133              -              -
                                              -------       --------        --------        --------        -------        -------
    FIXED CHARGES                             $   208       $    702        $    687        $    288        $   155        $     -
                                              =======       ========        ========        ========        =======        =======
DEFICIENCY OF EARNINGS TO FIXED CHARGES       $ 6,017       $ 22,599        $ 17,354        $ 11,757        $ 9,615        $ 1,937
                                              =======       ========        ========        ========        =======        =======
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